Exhibit 99.1

Optinose Reports First Quarter 2020 Financial Results
and Operational Updates

Company reports first quarter 2020 XHANCE net revenue of $7.1 million

First quarter 2020 XHANCE prescriptions increased 149% from first quarter 2019

Conference call and webcast to be held today at 4:15 p.m. Eastern Time

YARDLEY, Pa., May 7, 2020 Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today reported financial results for the quarter ended March 31, 2020, and provided operational updates.

“Since March we have been aggressively adapting to the COVID-19 environment,” stated CEO Peter Miller. “Keeping the safety of patients, of physicians and other customers, and of our employees top of mind, we moved rapidly to enable virtualization of commercial activities. We also identified ways to reduce operating expenses while sustaining our ability to continue to drive growth. While large COVID-19 related reductions in patient flow through physician offices negatively influence the entire new prescription market, we are pleased with the comparative resilience of XHANCE during this period. During the pandemic, while not meeting our pre-crisis expectations, XHANCE has shown an increase in prescription volume. We have specific plans to accelerate growth as the crisis begins to ease. As we emerge into an uncertain 're-opening' period, we will leverage the comparative strength of XHANCE during the worst of the 'shelter at home' period and work closely with our physician audiences to meet needs that we expect to vary by geography and time to help optimize patient care with XHANCE.”
Business Updates in Response to the COVID-19 Pandemic
In March 2020, Optinose transitioned to full-time, virtual work environment in which all employees (including sales representatives) were encouraged to work from their place of residence if their job functions allowed. The company’s decision was based on actions taken by federal, state and local governments to contain the spread of severe acute respiratory coronavirus 2 (SARS-CoV-2) and the related Coronavirus Disease 2019 (COVID-19), as well as the impact of “social distancing” efforts and various mitigation actions implemented by healthcare practices across the United States.
Late in the first quarter the Company began to observe an impact of the COVID-19 pandemic on XHANCE prescription growth. XHANCE prescriptions increased by 8% for the six-week period ended April 24th compared to the prior six-week period ended March 13th. This six-week period coincides with its sales representatives transition to a virtual detailing model and the nationwide COVID-19 related environmental shifts. Although XHANCE prescriptions have grown during this initial COVID-19 period, the rate of growth was below the Company's pre-pandemic expectations.
Due to the adverse effect of the COVID-19 pandemic on the XHANCE prescription growth rate to date as well as the unknown effect in the future, the Company is withdrawing its previous XHANCE revenue guidance for 2020. If the effects of the COVID-19 pandemic on XHANCE net revenues become more certain, the Company will evaluate providing guidance for XHANCE net revenues.
The Company has taken actions to reduce 2020 operating expenses by approximately $17 million while maintaining its ability to drive XHANCE growth and complete its ongoing chronic sinusitis trials. These expense reductions included a reprioritization of project spending, a reduction in payroll costs, and lower near-term clinical trial expenses as the result of temporarily paused patient enrollment at research sites in response to the acute COVID-19 environment.
Regarding the chronic sinusitis development program, previous guidance indicated that results from both studies would be available in the second half of 2021. Pauses in patient enrollment due to factors related to COVID-19 have had, and may continue to have, varying effects in different countries and over time but have not yet led to a change in the Company's projected topline data availability. For those subjects currently ongoing in these studies, procedures to facilitate ongoing treatment and capture of data during the period of in-person care restrictions have been put in place.

First Quarter XHANCE Prescriptions
The number of XHANCE® (fluticasone propionate) prescriptions increased by 149% from first quarter 2019 to first quarter 2020.

First Quarter 2020 Financial Results

Net product revenues
The Company generated $7.1 million in net product revenues from sales of XHANCE during the three-month period ended March 31, 2020.

Costs and expenses and net loss
For the three-month period ended March 31, 2020, research and development expenses were $4.9 million and selling, general and administrative expenses were $27.1 million. The net loss for the period was $28.9 million, or $0.63 per share (basic and diluted).

Cash
In February 2020, the Company received $30 million of cash following the issuance of the First Delayed Draw Notes under its existing Note Purchase Agreement. The Company had cash and cash equivalents of $148.5 million as of March 31, 2020.

Corporate Guidance

XHANCE Net Revenue per Prescription
The Company expects XHANCE average net revenue per prescription to improve substantially through the remainder of 2020.

Operating Expenses
The Company expects total GAAP operating expenses (selling, general & administrative expenses and research & development expenses) for 2020 to be in the range of $131 - $136 million, of which the Company expects stock-based compensation to be approximately $11 million. Previously, the Company expected total GAAP operating expenses for 2020 to be in the range of $148 - $153 million, of which the Company expected stock-based compensation to be approximately $12 million.

Chronic Sinusitis Clinical Trials
The Company expects top-line results from both of its clinical trials evaluating XHANCE as a potential treatment for Chronic Sinusitis in the second half of 2021.

Company to Host Conference Call

Members of the Company’s leadership team will host a conference call and presentation to discuss financial results and corporate updates beginning at 4:15 p.m. Eastern Time today.

To participate on the conference call, please dial (866) 916-4761 from the U.S. or +1 (409) 216-6496 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until May 14, 2020 by dialing (855) 859-2056 from the U.S. or +1 (404) 537-3406 from outside the U.S. and entering conference ID #1060697. A simultaneous webcast of the call and presentation can be accessed by visiting the Investors section of Optinose’s website at www.optinose.com. In addition, a replay of the webcast will be available on the Company website for 60 days following the event.

OptiNose, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Net product revenues	$7,062	$3,976
Licensing revenues	—	500
Total revenues	7,062	4,476
Costs and expenses:
Cost of product sales	1,356	738
Research and development	4,932	4,562
Selling, general and administrative	27,060	26,340
Total costs and expenses	33,348	31,640
Loss from operations	(26,286)	(27,164)
Other expense	2,570	1,710
Net loss	$(28,856)	$(28,874)
Net loss per share of common stock, basic and diluted	$(0.63)	$(0.70)
Weighted average common shares outstanding, basic and diluted	45,906,162	41,256,050

OptiNose, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2020	2019
	(unaudited)
Cash and cash equivalents	$148,475	$147,144
Other assets	25,695	25,506
Total assets	$174,170	$172,650

Total current liabilities	$34,225	$36,139
Long-term debt, net	104,656	74,531
Other liabilities	158	397
Total stockholders' equity	35,131	61,583
Total liabilities and stockholders' equity	$174,170	$172,650

About Optinose
Optinose is a specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. Optinose has offices in the U.S., the U.K. and Norway. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to: the impact of, our plans regarding and the uncertainty caused by the COVID-19 pandemic; the potential for continued XHANCE growth and potential growth drivers; plans to reduce operating expenses; plans to accelerate growth as the COVID-19 pandemic eases; the Company's intent to evaluate providing guidance for XHANCE net revenue as the effects of the COVID-19 pandemic on XHANCE net revenues become more certain; the Company's plans to seek approval for a follow-on indication for XHANCE for the treatment of chronic sinusitis and the expectation of top line results from both of its chronic sinusitis trials in second half 2021; expectation that XHANCE average net revenue per prescription will improve substantially through the remainder of 2020; projected Company GAAP operating expenses and stock-based compensation for 2020; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives; and other future events. Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the extent and duration of the COVID-19 pandemic and its impact on the Company’s business, results of operations and financial condition; physician and patient acceptance of XHANCE; the Company’s ability to maintain adequate third-party reimbursement for XHANCE (market access); market opportunities for XHANCE may be smaller than expected; the Company’s ability to grow XHANCE prescriptions and net revenues; uncertainties and delays relating to the enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the Company's ability to comply with the covenants and other terms of the note purchase agreement entered into with funds managed by Pharmakon Advisors, LP; risks and uncertainties relating to intellectual property; and the risks, uncertainties and other factors discussed under the caption "Item 1A. Risk Factors" and elsewhere in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission - which are available at www.sec.gov. As a result, you are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statements made in this press release speak only as of the date of this press release, and the Company undertakes no obligation to update such forward-looking statements, whether as a result of new information, future developments or otherwise.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531

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